Exhibit 4.17

EXECUTION VERSION

AMYRIS, INC. PROMISSORY NOTE
$[________]                                 Issuance date: September [___], 2019
AMYRIS, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to DSM FINANCE B.V., or its registered assigns (collectively, the “Holder”), the principal sum of Three Million Dollars ($3,000,000.00), or such lesser amount as shall then equal the outstanding principal amount hereunder, no later than August 7, 2022 (the “Maturity Date”) and to pay interest thereon, from the date of this Note, or from the most recent date through which interest has been paid on this Note, at the rate of twelve and one-half percent (12.5%) per annum (calculated on a simple interest basis), payable in cash in United States dollars on January 1, April 1, July 1 and October 1 of each calendar year, beginning January 1, 2020, until the Maturity Date or the earlier repayment of this Note in full in cash.
Payment of the principal of this Note shall be made upon the surrender of this Note to the Company at its chief executive office (or such other office within the United States as shall be designated by the Company to the Holder) (the “Designated Office”) on the Maturity Date or such earlier date in accordance with the terms of this Note. All amounts payable in cash with respect to this Note shall be made by wire transfer to the Holder, provided that, if the Holder shall not have furnished wire instructions in writing to the Company no later than the Business Day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the Holder as such address shall appear in the Company register.
This Note was issued pursuant to the Credit Agreement and is subject to provisions of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
1. Redemption; Prepayments.

(a)
This Note is subject to redemption, from time to time in whole or in part (in any amount that is an integral multiple of $1,000), upon not less than five (5) days’ prior written notice in the manner provided in Section 5(b) hereof, at the election of the Company, at a redemption price of 100% of the principal amount hereof, together with accrued and unpaid interest through, but excluding, the redemption date.

(b)
The Company shall prepay the principal amount outstanding under this Note in an amount equal to the gross cash proceeds received by the Company upon the exercise by the Holder or any of its Affiliates of any of their respective common stock purchase warrants issued by the Company to DSM International B.V., a Netherlands private company with limited liability, on May 11, 2017 and August 7, 2017 and that currently have an exercise price of $2.87 per share (the “DSM Warrants”) within one Business Day of receipt thereof.

(c)
The Company shall prepay the Obligations in full in cash upon the request of the Holder at any time following the receipt by the Company of at least $50,000,000 of gross cash proceeds from one or more sales of the Equity Securities of the Company on or prior to June 30, 2020, within one Business Day of receipt thereof.

(d)	In connection with any prepayment of principal outstanding under this Note, the Company shall pay all accrued and unpaid interest through, but excluding, the applicable prepayment date.

2. Certain Covenants. Until the Obligations are paid in full in cash:

(a)
The Company will, and will cause each of its Subsidiaries to, maintain its corporate or other organizational existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)
The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulation and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not reasonably be expected to have, a Material Adverse Effect.

(c)
The Company will cause the cash proceeds of the loans evidenced under this Note to be used (i) within one Business Day of receipt thereof, to repay certain obligations of the Company and its Affiliates owing to the Holder and its Affiliates and (ii) not for personal, family or household purposes.

(d)
The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it and all lawful claims which, if unpaid, might become a Lien upon any properties of the Company or any of its Subsidiaries; provided that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

(e)
The Company will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries and (ii) promptly upon the Holder’s request, furnish to the Holder such information about such insurance as the Holder may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Holder.

(f)
The Company shall notify the Holder promptly following the date on which an executive officer of the Company has concluded that an event has occurred that has caused or would reasonably be expected to cause a Material Adverse Effect.

(g)
The Company will, and will cause each of its Subsidiaries to, maintain their rights in all HMO Intellectual Property, and take all actions reasonably necessary or appropriate to prevent any lapse, abandonment, cancellation, dedication to the public, forfeiture, finding of unenforceability or any other impairment of the HMO Intellectual Property.

(h)
Neither the Company nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities other than dividends paid on the common stock of the Company paid solely in common stock of the Company; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities; (iii) return any capital to any holder of its Equity Securities; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided that any Subsidiary may pay cash dividends to the Company or any Subsidiary that is wholly-owned by the Company.

(i)
Neither the Company nor any of its Subsidiaries shall make any payment or distribution in cash to any stockholder or Affiliate of the Company other than payments or distributions made in the ordinary course of business.

(j)
Neither the Company nor any of its Subsidiaries shall voluntarily repay in cash (or voluntarily prepay in advance in cash) (which, for the avoidance of doubt, shall not include any repayments (as a result of an event of default, at maturity or otherwise) or prepayments required by the terms of the relevant indebtedness) any amounts outstanding under, or cancel, forgive, materially amend or otherwise materially modify the terms of, any debt securities or other evidence of indebtedness for borrowed money prior to the repayment in full of the Obligations, in each case without the prior written consent of the Holder; provided that the prohibitions set forth in this Section 2(j) shall not apply to (i) any voluntary repayment or prepayment in cash of any indebtedness with the cash proceeds of one or more exercises of common stock purchase warrants held by the holder of such indebtedness, (ii) any voluntary repayment or prepayment in cash of any indebtedness held by Foris Ventures, LLC (“Foris”) or Naxyris S.A. (“Naxyris”), or any Affiliate thereof; provided that any such voluntary cash repayment or prepayment amount shall be paid to Foris (or such Affiliate), Naxyris (or such Affiliate) and the Holder pro rata based on the respective amounts of indebtedness of the Company held by such holders at the time of such voluntary repayment or prepayment (it being agreed that, as of the Closing Date, the respective amounts of indebtedness held by such holders are, with respect to Foris and its Affiliates, $90,041,000, with respect to Naxyris and its Affiliates, $10,435,000 and, with respect to the Holder and its Affiliates, $28,000,000) and (iii) any amendment or modification to the terms of any agreement or other document relating to any indebtedness held by Foris or Naxyris, or any Affiliate thereof; provided that any such amendment or modification shall (x) not reasonably be expected to be materially adverse to the Holder and (y) if adverse to the Company or any of its Subsidiaries (including, but not limited to, (A) changes to payment provisions to the extent the same would shorten, accelerate or advance the date of any payment (including any amortization or maturity dates) or increase the interest rate or rates per annum, other interest provisions or fees payable with respect to such indebtedness, (B) the imposition of any restrictions on the Company’s or any Subsidiary’s ability to make payments under the Loan Documents, (C) the addition of material rights in favor of Foris, Naxyris or any Affiliate thereof or (D) the making of more restrictive, or the addition of, any financial covenants, affirmative or negative covenants, representations or warranties, or defaults or events of default), not be effective until a corresponding amendment or modification is also made to the corresponding provisions of the Loan Documents. For the avoidance of doubt, the parties agree that the repayment of amounts due under the Senior Convertible Note issued by the Company to CVI Investments, Inc. on July 24, 2019 (the “Heights Note”) on the date or dates required by the Heights Note shall not be deemed to be voluntary repayments or prepayments hereunder.

(k)
Except with the prior written consent of the Lender, neither the Company nor any of its Subsidiaries shall create, assume, incur or permit (or suffer) to exist or to be created, assumed or incurred, directly or indirectly, any Lien on any of its property or assets, now owned or hereafter acquired, constituting HMO Intellectual Property, in each case except for Liens securing the Obligations.

(l)
The Company will execute any further instruments and take any further action as the Holder reasonably requests to effect the purposes of the Loan Documents. The Company will take such actions and execute and deliver to the Lender such documents as the Lender shall reasonably request to confirm the validity, perfection and priority of the Liens created under the applicable Loan Documents.

3. Events of Default.
(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any amount upon this Note when it becomes due and payable;

(ii)
default in the performance, or breach, of any covenant of the Company herein, in any Loan Document (other than a default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and continuance of such default or breach for a period of 10 days;

(iii)
the commencement against the Company or any Significant Subsidiary of an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent and such case or proceeding is not dismissed or stayed within 45 days;

(iv)
the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company or any Significant Subsidiary, or the filing by either the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by either the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by either the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action;

(v)
the Company or any Person acting for the Company makes any representation, warranty, or other statement now or later in any Loan Document or in any writing delivered to the Holder or to induce the Holder in connection with any Loan Document or to enter into any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

(vi)	a Change of Control occurs;

(vii)
the Company or any of its Subsidiaries (x) fails to make any payment in respect of any indebtedness (other than indebtedness owing to the Holder pursuant to the Loan Documents) having an aggregate principal amount of more than $10.0 million when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (y) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness , if the effect of such failure, event or condition is to cause such indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased ) prior to its stated maturity (without regard to any subordination terms with respect thereto ) or cash collateral in respect thereof to be demanded;

(viii)
one or more monetary or non-monetary judgments, orders or decrees shall be rendered against any one or more of the Company and its Subsidiaries which has, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(ix)
the Company has materially breached any provision of that certain Farnese License Agreement, dated as of November 14, 2017, by and between the Company and DSM Nutritional Products Ltd., and such breach has not been cured within sixty (60) days after such breach;

(x)
any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Company or the Company shall so state in writing or bring an action to limit its obligations or liabilities under any Loan Document;

(xi)	the failure by the Company to comply with Section 6 of the Credit Agreement in any respect;

(xii)	any “Event of Default” (as defined in any other Note) shall have occurred and be continuing;

(xiii)	any “Event of Default” (as defined in the Existing DSM Note) shall have occurred and be continuing; or

(xiv)
the failure by one or more Subsidiaries of the Company (x) within three Business Days of receipt by the Company of the cash proceeds of the Closing Date Note, to repay to DSM Brazil the Other Obligations in the amount of $3,000,000, (y) within three Business Days of receipt by the Company of the cash proceeds of the Second Note (or such other time period as the Holder may agree in its sole discretion), to repay to DSM Brazil the Other Obligations in the amount of $3,000,000 (exclusive of clause (x)) or (z) within three Business Days of receipt by the Company of the cash proceeds of the Third Note, to repay to DSM Brazil the Other Obligations in the amount of $844,369.90 (exclusive of clauses (x) and (y)).

(b) The Company will give the Holder notice, within two Business Days of the occurrence thereof, of any Event of Default or any event that, with the giving of notice or passage of time or both, would become an Event of Default. Such notice shall be given in the manner provided in Section 5(b).
(c) During the continuance of an Event of Default, the Company shall provide the Holder within three Business Days such information as the Holder may reasonably request to establish any assertion by the Company under this Section 3.
(d) Upon the occurrence and during the continuance of any Event of Default (other than a Bankruptcy Event of Default), the Holder may (i) declare any or all Obligations immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and (ii) exercise all other rights and remedies available to the Holder under the Loan Documents (including, without limitation, the Security Agreement) and applicable law and at equity.
(e) Upon the occurrence of a Bankruptcy Event of Default, all Obligations shall automatically become due and payable without further act of the Holder.
(f) The Holder is hereby authorized, at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable law, to set off and apply any and all indebtedness, claims or other obligations at any time owing by the Holder or any of its Affiliates to or for the credit or the account of the Company against any payment obligation of the Company (including, without limitation, payments of principal and interest) now or hereafter existing. Upon each exercise of the setoff right described in the preceding sentence, the Holder agrees promptly to notify the Company; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 3(f) are in addition to any other rights and remedies that the Holder may have.

4. Definitions. The following capitalized terms shall have the following respective meanings when used herein:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Bankruptcy Event of Default” means an Event of Default specified in Section 3(a)(iii) or 3(a)(iv).
“Business Day” means any day other than Saturday or Sunday on which commercial banks are open for business in New York, New York.
“Change of Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Company, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of the Company in which the holders of the
Company’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Company is the surviving entity or (b) sixty days after the date on which DSM International B.V. (or any Affiliate thereof) ceases to have the right to nominate at least two directors to the Company’s Board of Directors.

“Credit Agreement” means the Credit Agreement, dated as of September 17, 2019, entered into by and between the Company and the Lender.
“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.
“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a significant subsidiary as such term is defined under Rule 1-02 of Regulation S-X of the Commission.
“Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, limited liability company or other association of which more than fifty percent (50%) of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time directly or indirectly owned and controlled by the Company, and (c) any other entity included in the financial statements of the Company on a consolidated basis.
5. Other.
(a) No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest on and other amounts owing under this Note at the times and places herein prescribed or to repay this Note as herein provided.
(b) The Company will give prompt written notice to the Holder of any change in the location of the Designated Office. Any notice to the Company or to the Holder shall be given in the manner set forth in the Credit Agreement.
(c) The transfer of this Note is registrable on the register maintained by the Company upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder or its attorney duly authorized in writing, and thereupon one or more new securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer, but the
Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(d)	This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law provisions of the State of New York.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.
Dated: September [___], 2019
AMYRIS, INC.
By:
Name:
Title: